 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:

Paramount Access Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

Millennium Tower, Suite 750
15455 N. Dallas Parkway
Addison, Texas 75001

Telephone Number (including area code):

(888) 995-9985

Name and address of agent for service of process:

Edward Butowsky
Millennium Tower, Suite 750
15455 N. Dallas Parkway
Addison, Texas 75001

with a copy to:

Joshua B. Deringer, Esq.
Drinker Biddle & Reath LLP
One Logan Square, Suite 2000
Philadelphia, PA 19103-6996

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒  Yes                                       No

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Addison and State of Texas, as of the 8th day of July, 2011.

Paramount Access Fund By: /s/ Edward Butowsky Name: Edward Butowsky Title: Initial Trustee

Attest: /s/ Michael Minces
Name:  Michael Minces
Title:    Secretary